Exhibit 99.1

Chart Industries Reports 2018 Second Quarter Results

Atlanta, Georgia - July 19, 2018 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the second quarter ended June 30, 2018. Highlights include:

•
Orders of $360.3 million, a 12% sequential increase over the first quarter of 2018 and Chart’s sixth consecutive quarter of sequential growth. Orders increased 43% over the second quarter of 2017, with 6% organic growth.

•	Booked $28 million order for Hudson Products (Energy & Chemicals) air cooled heat exchangers for a large LNG project.

•	Sales of $319.9 million, a sequential increase of 14% over the first quarter of 2018, and 34% over the second quarter of 2017, with 14% organic growth.

•	Reported EPS of $0.38 and adjusted EPS of $0.55, reflecting margin leverage resulting from completed restructuring actions and continued order and sales strength.

•	Increased full year revenue and EPS guidance range to $1.20 billion to $1.25 billion and $1.85 to $2.05 per diluted share, respectively.

Net income for the second quarter of 2018 was $12.3 million or $0.38 per diluted share. Second quarter 2018 earnings would have been $0.55 per diluted share excluding $1.4 million of transaction-related and restructuring costs, $3.75 million of costs associated with the cryobiological aluminum tank recall, and $1.4 million of net severance costs associated with the departure of the former Chief Executive Officer. This is a $0.32 adjusted EPS increase over the first quarter of 2018, and compares to net income for the second quarter of 2017 of $2.8 million, or $0.09 per diluted share. Second quarter 2017 earnings would have been $0.21 per diluted share excluding $5.0 million of restructuring and $1.0 million of transaction-related costs. Further details on the second quarter results and adjustments can be found in the attached exhibit to this press release.

The second quarter of 2018 was our sixth consecutive quarter of sequential order growth, with 12% growth over the first quarter of 2018, and sequential growth in orders in all of our three segments. Orders increased 43%, or $107.7 million ($15.5 million excluding Hudson Products) above the second quarter of 2017. Included in our second quarter of 2018 orders was a $28 million order in our Energy & Chemicals (E&C) segment for our Hudson Products air cooled heat exchangers on a large LNG project, as well as a $13 million order for equipment for a natural gas liquids fractionation project.  A portion of these orders will ship in 2018 and the remainder are expected to ship in 2019. Additionally, we received a $12 million order in Distribution & Storage (D&S) for liquid hydrogen storage vessels to be used in the private space industry for launch operations. Approximately 50% of this order will be recognized in 2018 revenue. Orders in the United States, Europe and Asia increased sequentially and year over year, with Asian orders up 28% over the first quarter of 2018 and 18% over the second quarter of 2017. Strength in Asian orders was driven by packaged gas applications as well as respiratory and cryobiological product lines. LNG vehicle fueling demand continued to increase, and industrial CO2 activity is driving increased volumes of Bulk and MicroBulk product in the United States for our D&S segment, while natural gas processing in our E&C segment continued to be strong (up 9.8% sequentially over the first quarter of 2018 and up 47.2% from the second quarter of 2017).

Sales of $319.9 million for the second quarter of 2018 increased 14% over the first quarter of 2018. All three segments’ sales increased over the first quarter of 2018 by at least 12%. Compared to the second quarter of 2017, sales increased 34%, or 14% organically. The year-over-year increase in revenue was driven by E&C increases in demand for equipment for both natural gas processing and industrial gas applications, D&S packaged gas volume, LNG vehicle tanks and increases in parts, repair and aftermarket as well as the release of the new portable oxygen concentrator in our BioMedical segment.

Gross profit for the second quarter of 2018 was $84.5 million, or 26.4% of sales, compared to the first quarter’s gross profit as a percent of sales of 27.6% of sales. The sequential decrease in gross margin as a percent of sales was driven by the $3.75 million of costs associated with the cryobiological aluminum tank recall for a 12-week period earlier this year. Excluding the recall costs, gross margin as a percent of sales would have been sequentially higher than the first quarter of 2018.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2018 were $55.3 million, inclusive of $0.8 million of transaction-related costs, $0.6 million of restructuring costs, and net costs of $1.4 million related to the departure of the previous CEO. SG&A expenses for the first quarter of 2018 were $54.1 million, inclusive of $1.3 million of transaction-related costs, and $0.6 million of restructuring costs.

“Our second quarter results reflect the past three quarters’ order strength. With the strength in packaged gas, order activity in Asia, and European LNG vehicle tank and trailer demand, combined with our right-sized cost structure, we expect to see the second half of 2018 at higher sales and earnings levels than the first half of the year,” said Jill Evanko, Chart’s President and CEO. “The $28 million Hudson order received in the second quarter for a large LNG project is exciting for our Energy & Chemicals segment, as it further demonstrates the strategic value of the combination of Hudson and Chart.”

As we announced at the end of the first quarter of 2018, we are conducting a strategic review of the oxygen-related product lines within our BioMedical segment, including an evaluation of a possible divestiture of the businesses.  We are excluding from the review those portions of the BioMedical segment that utilize and align with our cryogenic technological expertise (Cryobiological).  The asset group does not meet the criteria to be held for sale, and therefore continues to be accounted and reported for as assets to be held and used. There can be no assurance that this evaluation will result in any transaction being announced or consummated.  The Company will not disclose further developments during this process until our Board of Directors has approved a specific action or we have determined that further disclosure is appropriate.

SEGMENT HIGHLIGHTS

Second quarter 2018 orders in E&C were $122.5 million, inclusive of $92.2 million from Hudson Products, and sequentially an increase of 30.7% compared to the first quarter of 2018. This is the fifth quarter in a row with E&C order levels above $60 million. The natural gas market continues to be strong, and air cooled heat exchanger orders reflect project specific work that Hudson won in the quarter. E&C segment sales of $100.8 million ($53.3 million excluding Hudson) were up 12% compared to the first quarter of 2018 and up organically 33.0% versus the second quarter of 2017. E&C gross margin of $21.3 million, or 21.1% of sales, is an increase over the second quarter of 2017 gross margin of $5.4 million, or 13.3% gross margin as a percent of sales. The improvement is driven by the addition of Hudson as well as the increased demand for natural gas and industrial gas equipment.

D&S orders of $174.0 million were the highest since the third quarter of 2013, and the sixth consecutive quarter of sequential order growth. Six consecutive quarters of sequential growth is the longest sustained order trend since 2002 for the segment. D&S sales increased $21.3 million to $157.4 million compared to the first quarter of 2018, and increased $19.8 million compared to the second quarter of 2017. Sequential and year-over-year increases are driven by strength in United States packaged gas, and European standard tanks and trailers. Gross margin as a percent of sales of 28.3% increased from 27.6% in the first quarter of 2018 and 25.7% in the second quarter of 2017, reflecting strong volume, improved cost structure, and activity in Europe, in particular LNG trailer strength.

Second quarter BioMedical orders of $63.8 million increased sequentially over the first quarter of 2018 by 11.9%, driven by a 29% increase in respiratory orders. The successful launch of our new portable oxygen concentrator in the first quarter drove the second quarter order increase. Second quarter BioMedical sales of $62.0 million increased from the first quarter of 2018 sales of $54.7 million driven by strength in both oxygen-related and cryobiological products. Given order levels, similar levels of revenue are expected in the second half of the year, which is different than the fourth quarter seasonal decline historically found in the segment. BioMedical gross margin as a percent of sales of 30.0% in the second quarter of 2018 is a decrease from the 36.9% gross margin as a percent of sales in the first quarter of 2018. The driver of the decrease in gross margin was the $3.75 million of recall related expense, and mix in the respiratory product line.

OUTLOOK
Our full year 2018 guidance includes the impact from the revenue recognition accounting standard change which was adopted effective January 1, 2018, and which we expect to be immaterial on a full year basis. Sales guidance is expected to be in the range of $1.20 billion to $1.25 billion for the full year of 2018 compared to prior sales guidance of $1.15 to $1.20 billion. We expect full year adjusted earnings per diluted share (non-GAAP) to be in the range of $1.85 to $2.05 per share, on approximately 32.0 million weighted average shares outstanding. Our prior full year adjusted earnings per diluted share guidance was $1.75 to $2.00. This excludes any restructuring costs and transaction-related costs, and assumes continued ownership of all assets for the entire calendar year, and as such is a non-GAAP measure. We expect our effective tax rate, inclusive of benefits from the Tax Cuts and Jobs Act, to be approximately 27%, which is unchanged from our prior guidance. In the second quarter of 2018, our effective tax rate was 27.6%, bringing the year to date rate to 27.3%. We continue to expect our capital expenditures for 2018 will be in the range of $35 million to $45 million.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully, as well as risks and uncertainties related to the integration of the Hudson business with the Company’s, and risks and uncertainties associated with the strategic review process underway with respect to the BioMedical segment, and the results of such process, including any possible divestiture or transaction, and the uncertainty whether any such possible transaction is completed, and if so, the terms, structure and timing of any such transaction. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. See the pages at the end of this news release for the reconciliations of adjusted earnings per diluted share, net earnings, adjusted, and free cash flow, the non-GAAP measures included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its second quarter 2018 results on a conference call on Thursday, July 19, 2018 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 4188552. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, July 19, 2018 until 1:30 p.m. ET, Thursday, July 26, 2018.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Executive Officer and Chief Financial Officer
770-721-7739
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2018	June 30, 2017	March 31, 2018	June 30, 2018	June 30, 2017
Sales (1)	$319.9	$238.2	$279.7	$599.6	$442.3
Cost of sales	235.4	175.0	202.6	438.0	323.4
Gross profit	84.5	63.2	77.1	161.6	118.9
Selling, general, and administrative expenses	55.3	50.2	54.1	109.4	102.6
Amortization expense	5.7	3.1	6.1	11.8	6.1
Operating expenses	61.0	53.3	60.2	121.2	108.7
Operating income (1) (2) (3) (4) (5) (6)	23.5	9.9	16.9	40.4	10.2
Other expenses:
Interest expense, net	6.2	3.8	6.4	12.6	8.2
Financing costs amortization	0.4	0.4	0.3	0.7	0.7
Foreign currency (gain) loss	(1.2)	0.2	1.6	0.4	0.5
Other expenses, net	5.4	4.4	8.3	13.7	9.4
Income before income taxes	18.1	5.5	8.6	26.7	0.8
Income tax expense	5.0	2.2	2.3	7.3	0.4
Net income	13.1	3.3	6.3	19.4	0.4
Less: Income attributable to noncontrolling interests, net of taxes	0.8	0.5	0.5	1.3	0.5
Net income (loss) attributable to Chart Industries, Inc.	$12.3	$2.8	$5.8	$18.1	$(0.1)
Net income (loss) attributable to Chart Industries, Inc. per common share:
Basic	$0.40	$0.09	$0.19	$0.59	$—
Diluted	$0.38	$0.09	$0.18	$0.57	$—
Weighted average number of common shares outstanding:
Basic	30.95	30.73	30.91	30.93	30.71
Diluted (7)	32.08	31.28	31.66	31.74	30.71
_______________

(1)	Hudson, included in the E&C segment results since the acquisition date, September 20, 2017, added net sales and operating income of:

•	$47.5 and $6.1 for the three months ended June 30, 2018, respectively, $43.3 and $4.2 for the three months ended March 31, 2018, respectively, and

•	$90.8 and $10.3 for the six months ended June 30, 2018, respectively.

(2)	Includes depreciation expense of:

•	$7.5, $6.2, and $7.6 for the three months ended June 30, 2018, June 30, 2017, and March 31, 2018, respectively, and

•	$15.1 and $12.4 for the six months ended June 30, 2018 and 2017, respectively.

(3)	Includes restructuring costs of:

•	$0.6, $5.0, and $0.9 for the three months ended June 30, 2018, June 30, 2017, and March 31, 2018, respectively, and

•	$1.5 and $9.6 for the six months ended June 30, 2018 and 2017, respectively.

(4)	Includes an expense of $3.8 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the three and six months ended June 30, 2018.

(5)	Includes transaction-related costs of:

•	$0.8, $1.0, and $1.3 for the three months ended June 30, 2018, June 30, 2017, and March 31, 2018, respectively, and

•	$2.1 and $1.1 for the six months ended June 30, 2018 and 2017, respectively.

(6)
Includes net severance costs of $1.4 related to the departure of our former CEO on June 11, 2018, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures for the three and six months ended June 30, 2018.

(7)
Includes an additional 0.29 shares related to the convertible notes due 2024 in our diluted earnings per share calculation for the three months ended June 30, 2018. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 0.29 for the three months ended June 30, 2018.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2018	June 30, 2017	March 31, 2018	June 30, 2018	June 30, 2017
Net Cash Provided By (Used In) Operating Activities	$23.7	$(4.1)	$23.0	$46.7	$(2.9)
Investing Activities
Acquisition of businesses, net of cash acquired	—	—	(12.5)	(12.5)	(23.2)
Capital expenditures	(12.5)	(8.3)	(6.6)	(19.1)	(16.7)
Proceeds from sale of assets	—	0.7	—	—	0.7
Government grants	0.6	0.1	0.1	0.7	0.3
Net Cash Used In Investing Activities	(11.9)	(7.5)	(19.0)	(30.9)	(38.9)
Financing Activities
Borrowings on revolving credit facilities	27.0	—	38.0	65.0	2.2
Repayments on revolving credit facilities	(28.0)	(1.5)	(26.8)	(54.8)	(5.1)
Repayments on term loan	(3.0)	—	—	(3.0)	—
Payments for debt issuance costs	—	—	(0.2)	(0.2)	—
Proceeds from exercise of stock options	0.6	0.9	1.2	1.8	0.9
Common stock repurchases	(0.1)	—	(2.2)	(2.3)	(1.8)
Dividend distribution to noncontrolling interest	(0.4)	—	—	(0.4)	—
Net Cash (Used In) Provided By Financing Activities	(3.9)	(0.6)	10.0	6.1	(3.8)
Effect of exchange rate changes on cash	(7.7)	2.9	3.9	(3.8)	3.6
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	0.2	(9.3)	17.9	18.1	(42.0)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	149.3	250.2	131.4	131.4	282.9
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$149.5	$240.9	$149.3	$149.5	$240.9
_______________

(1)	Includes restricted cash and restricted cash equivalents as follows:

•	$1.0 in other assets at June 30, 2018,

•	$6.5 ($5.5 in other current assets and $1.0 in other assets) at March 31, 2018,

•	$8.7 ($7.7 in other current assets and $1.0 in other assets) at December 31, 2017, and

•	$6.4 ($5.4 in other current assets and $1.0 in other assets) at June 30, 2017.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$148.5	$122.6
Accounts receivable, net	204.4	222.7
Inventories, net	233.5	208.9
Other current assets	74.6	79.8
Property, plant, and equipment, net	304.0	297.6
Goodwill	472.0	468.8
Identifiable intangible assets, net	291.0	302.5
Other assets	21.3	21.8
TOTAL ASSETS	$1,749.3	$1,724.7

LIABILITIES AND EQUITY
Current liabilities	$393.0	$387.6
Long-term debt	443.9	439.2
Other long-term liabilities	92.3	92.7
Equity	820.1	805.2
TOTAL LIABILITIES AND EQUITY	$1,749.3	$1,724.7

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2018	June 30, 2017	March 31, 2018	June 30, 2018	June 30, 2017
Sales
Energy & Chemicals (1)	$100.8	$40.0	$89.9	$190.7	$79.9
Distribution & Storage	157.4	137.6	136.1	293.5	250.8
BioMedical	62.0	60.6	54.7	116.7	111.6
Intersegment eliminations	(0.3)	—	(1.0)	(1.3)	—
Total	$319.9	$238.2	$279.7	$599.6	$442.3
Gross Profit
Energy & Chemicals	$21.3	$5.4	$19.4	$40.7	$13.8
Distribution & Storage	44.6	35.3	37.5	82.1	65.9
BioMedical	18.6	22.5	20.2	38.8	39.2
Total	$84.5	$63.2	$77.1	$161.6	$118.9
Gross Profit Margin
Energy & Chemicals	21.1%	13.3%	21.6%	21.3%	17.2%
Distribution & Storage	28.3%	25.7%	27.6%	28.0%	26.3%
BioMedical	30.0%	37.2%	36.9%	33.2%	35.2%
Total	26.4%	26.5%	27.6%	27.0%	26.9%
Operating Income (Loss) (2) (3)
Energy & Chemicals (1)	$5.9	$(2.5)	$2.8	$8.7	$(2.7)
Distribution & Storage	24.8	16.6	18.1	42.9	28.2
BioMedical (4)	8.5	9.8	9.5	18.0	14.8
Corporate (5) (6)	(15.7)	(14.0)	(13.5)	(29.2)	(30.1)
Total	$23.5	$9.9	$16.9	$40.4	$10.2
Operating Margin (Loss)
Energy & Chemicals	5.9%	(6.4)%	3.1%	4.6%	(3.4)%
Distribution & Storage	15.8%	12.1%	13.3%	14.6%	11.2%
BioMedical	13.7%	16.2%	17.4%	15.4%	13.3%
Total	7.3%	4.2%	6.0%	6.7%	2.3%
_______________

(1)	Hudson, included in the E&C segment results since the acquisition date, September 20, 2017, added net sales and operating income of:

•	$47.5 and $6.1 for the three months ended June 30, 2018, respectively, $43.3 and $4.2 for the three months ended March 31, 2018, respectively, and

•	$90.8 and $10.3 for the six months ended June 30, 2018, respectively.

(2)	Restructuring costs for the three months ended:

•	June 30, 2018 were $0.6 ($0.2 - E&C, $0.3 - D&S, and $0.1 - Corporate).

•	June 30, 2017 were $5.0 ($1.6 - E&C, $0.3 - D&S, $1.4 - BioMedical, and $1.7 - Corporate)

•	March 31, 2018 were $0.9 ($0.2 - E&C, $0.2 - D&S, and $0.5 - Corporate)

(3)	Restructuring costs for the six months ended:

•	June 30, 2018 were $1.5 ($0.4 - E&C, $0.5 - D&S, and $0.6 - Corporate)

•	June 30, 2017 were $9.6 ($2.1 - E&C, $0.4 - D&S, $4.0 - BioMedical, and $3.1 - Corporate)

(4)	Includes an expense of $3.8 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the three and six months ended June 30, 2018.

(5)	Includes transaction-related costs of:

•	$0.8, $1.0, and $1.3 for the three months ended June 30, 2018, June 30, 2017, and March 31, 2018, respectively, and

•	$2.1 and $1.1 for the six months ended June 30, 2018 and 2017, respectively.

(6)
Includes net severance costs of $1.4 related to the departure of our former CEO on June 11, 2018, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures for the three and six months ended June 30, 2018.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	June 30, 2018	June 30, 2017	March 31, 2018
Orders
Energy & Chemicals (1)	$122.5	$64.6	$93.7
Distribution & Storage	174.0	134.1	170.4
BioMedical	63.8	53.9	57.0
Total	$360.3	$252.6	$321.1

	As of
	June 30, 2018	June 30, 2017	March 31, 2018
Backlog
Energy & Chemicals (2) (3)	$238.6	$122.8	$213.3
Distribution & Storage	261.3	225.0	250.3
BioMedical	27.5	19.4	25.8
Total	$527.4	$367.2	$489.4
_______________

(1)
E&C orders includes $92.2 and $37.0 in orders related to Hudson for the three months ended June 30, 2018 and March 31, 2018, respectively. Included in our second quarter of 2018 orders was a $28 million order for our Hudson Products air cooled heat exchangers on a large LNG project, as well as a $13 million order for equipment for a natural gas liquids fractionation project.  These orders will ship partially in 2018 and the remainder in 2019.

(2)	E&C backlog as of June 30, 2018 and March 31, 2018 includes $104.3 and $59.8 related to Hudson, respectively.

(3)	Included in the E&C backlog as of June 30, 2018, June 30, 2017, and March 31, 2018 is approximately $40 million related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	June 30, 2018	June 30, 2017	March 31, 2018
Earnings per diluted share as reported (U.S. GAAP)	$0.38	$0.09	$0.18
Aluminum cryobiological tank recall reserve expense (1)	0.09	—	—
Restructuring and transaction-related costs	0.04	0.12	0.05
CEO departure net costs (2)	0.03	—	—
Dilution impact of convertible notes	0.01	—	—
Adjusted earnings per diluted share (non-GAAP)	$0.55	$0.21	$0.23
_______________

(1)	During the three months ended June 30, 2018, we recorded an expense of $3.8 to cost of sales related to the estimated costs of the aluminum cryobiological tank recall.

(2)
During the three months ended June 30, 2018, we recorded net severance costs of $1.4 related to the departure of our former CEO on June 11, 2018, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures.

Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NET EARNINGS, ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income as reported (U.S. GAAP)	$13.1	$3.3	$19.4	$0.4
Interest accretion of convertible notes discount	2.5	3.3	5.0	6.6
Employee share-based compensation expense	0.2	1.7	3.4	8.0
Financing costs amortization	0.4	0.4	0.7	0.7
Unrealized foreign currency transaction (gain) loss	(0.4)	—	(0.8)	0.2
Other non-cash operating activities	(0.3)	(0.9)	—	(0.3)
Net earnings, adjusted (non-GAAP)	$15.5	$7.8	$27.7	$15.6
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Net earnings, adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net earnings, adjusted facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Cash Provided By (Used In) Operating Activities	23.7	(4.1)	46.7	(2.9)
Capital expenditures	(12.5)	(8.3)	(19.1)	(16.7)
Free cash flow (non-GAAP)	$11.2	$(12.4)	$27.6	$(19.6)
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Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by (used in) operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.